Exhibit 23.3

INDEPENDENT REGISTERED ACCOUNTING FIRM CONSENT

We consent to the use in this Registration Statement on Form F-1, Amendment No. 4, for Wowjoint Holding Limited of our report dated September 15, 2010, relating to the consolidated balance sheets of Authentic Genius Limited and its Subsidiaries as of December 31, 2009, August 31, 2009 and 2008 and the related consolidated statements of operations, shareholders’ equity and cash flows for the transition period the four months ended December 31, 2009 and for the years ended August 31, 2009 and 2008. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/Sherb & Co., LLP
Sherb & Co., LLP
New York, NY
March 21, 2011